Exhibit 99.1
BUILDERS FIRSTSOURCE
APPOINTS NEW CHIEF FINANCIAL OFFICER
     November 23, 2009 (Dallas, TX): Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today announced that its Board of Directors has appointed M. Chad Crow as the Company’s new Chief Financial Officer. Mr. Crow had previously served as the Company’s Vice President and Controller since May 2000. The Company also announced that Charles Horn, the Company’s previous CFO, had resigned effective today in order to take a position as CFO of a technology company.
     Speaking on behalf of Builders FirstSource’s board of directors, Chairman of the Board Paul S. Levy said “I would like to thank Charles Horn for his extraordinary leadership as CFO and his extensive contributions to our Company over the past ten years.” He added “We are delighted to have someone with Chad Crow’s talent, experience and drive taking over this critical role. Chad’s extensive knowledge of the business and his ten years of outstanding performance with our Company will ensure a seamless transition.”
     Builders FirstSource Chief Executive Officer Floyd Sherman said “I want to thank Charles Horn for his invaluable contributions to our Company over his many years of service. Since Charles joined the Company in 1999, we have acquired and successfully integrated 25 companies, become a public company and endured the worst housing downturn since the Depression. Charles’ leadership and experience as CFO helped position our Company to accomplish its extraordinary growth and to weather the ensuing downturn. Charles has built a financial department with a wealth of talent and he leaves the Company well positioned for the future. I wish him well in his new endeavor.”
     Mr. Sherman added “Chad Crow has worked closely with Charles and me over many years, and he is an integral member of our senior management team. His detailed knowledge of our business, as well as his involvement in all aspects of our Company’s financial operations, makes him the obvious choice as our new Chief Financial Officer.”
     Mr. Crow has been Vice President — Controller of the Company since May 2000. He joined the Company in September 1999 as Assistant Controller. Prior to that, he served in a variety of positions at Pier One Imports, most recently as Director of Accounting. Prior to Pier One, Mr. Crow spent four years at PriceWaterhouse. Mr. Crow is a C.P.A. and received his B.B.A. degree from Texas Tech University.
About Builders FirstSource
     Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates in 9 states, principally in the southern and eastern United States, and has 55 distribution centers and 51 manufacturing facilities, many of which are located on the same premises as our distribution facilities. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the Company’s web site at www.bldr.com.
Contact:
M. Chad Crow
Senior Vice President and Chief Financial Officer
Builders FirstSource, Inc.
(214) 880-3500